Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated February 5, 2024

Relating to Preliminary Prospectus dated February 5, 2024

Registration Statement No. 333-267464

AMERICAN HEALTHCARE REIT, INC.

FREE WRITING PROSPECTUS

This Free Writing Prospectus is being filed to advise you of the availability of a revised preliminary prospectus dated February 5, 2024 (the “Preliminary Prospectus”), and to provide you with a hyperlink to the current version of the Registration Statement on Form S-11 (File No. 333-267464), which includes the Preliminary Prospectus.

American Healthcare REIT, Inc. (the “Company”) updated the methodology by which it calculated estimated interest expense for the 12 months ending September 30, 2024 as presented in “Distribution Policy” in the Preliminary Prospectus. Specifically, the Company changed its calculation of estimated interest expense relating to (1) variable rate debt that will remain outstanding after the offering to which the Preliminary Prospectus relates (this “Offering”) from a calculation based on a weighted average interest rate for the 12 months ended September 30, 2023 to a calculation based on the interest rate in effect on such debt as of January 19, 2024 and (2) debt that will be paid off with the net proceeds from this Offering from a calculation based on a weighted average interest rate for the three months ended December 31, 2023 to the historical interest expense on such debt. Actual interest expense for the 12 months ending September 30, 2024 will depend upon future interest rates during such period.

As a result of this change in methodology, the Company has updated the Preliminary Prospectus to change its estimated payout ratio to 165.8%. See “Distribution Policy” beginning on page 87 of the Preliminary Prospectus. The Company’s estimate of cash available for distribution and the related payout ratio are based on historical operating results and does not take into account any impact from the Company’s business and growth strategies. As a result, this update does not impact the Company’s intention to make quarterly distributions to holders of shares of its common stock based on a quarterly distribution rate of $0.25 per share of common stock ($1.00 per share of common stock on an annualized basis), with the distributions relating to the shares of common stock offered by the Preliminary Prospectus beginning with the first quarter of 2024.

You should read the entire Preliminary Prospectus carefully, including the section entitled “Risk Factors” and the financial statements and the related notes before you decide to invest in the Company’s common stock.

To review the Company’s current registration statement and the Preliminary Prospectus, click the following link on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing the Company’s filings for the relevant date on the SEC website): https://www.sec.gov/Archives/edgar/data/1632970/000119312524023608/d354035ds11a.htm

The Company’s Central Index Key on the SEC Web site is 0001632970.

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THE COMPANY HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THIS OFFERING. BEFORE YOU MAKE A DECISION TO INVEST, YOU SHOULD READ THE MOST CURRENT PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE COMPANY HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE COMPANY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, A COPY OF THE REVISED PRELIMINARY PROSPECTUS MAY BE OBTAINED FROM: BOFA SECURITIES, NC1-022-02-25, ATTN: PROSPECTUS DEPARTMENT, 201 NORTH TRYON STREET, CHARLOTTE, NC 28255-0001 OR BY EMAIL TO DG.PROSPECTUS_REQUESTS@BOFA.COM; MORGAN STANLEY & CO. LLC, ATTN.: PROSPECTUS DEPARTMENT, 180 VARICK STREET, 2ND FLOOR, NEW YORK, NY 10014; KEYBANC CAPITAL MARKETS, ATTENTION: EQUITY SYNDICATE, 127 PUBLIC SQUARE, 7TH FLOOR, CLEVELAND, OH 44114, BY TELEPHONE AT 1.800.859.1783 OR BY FAX AT 1-216-689-0845; OR CITIGROUP, C/O BROADRIDGE FINANCIAL SOLUTIONS, 1155 LONG ISLAND AVENUE, EDGEWOOD, NY 11717 (TEL: 800-831-9146).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.